SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                  ------------


                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)



                             MTM Technologies, Inc.
                                (Name of Issuer)


                                  Common Stock
                         (Title of Class of Securities)


                                    62474G101
                                 (CUSIP Number)


                                  July 2, 2004
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|    Rule 13d-1(b)
         |X|    Rule 13d-1(c)
         |_|    Rule 13d-1(d)

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CUSIP No.  62474G101                  13G                     Page 2 of 7 Pages





       NAME OF  REPORTING PERSONS
  1     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
        Norbert Sluzewski
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) |_|
                                                                (b) |X|

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION
        USA
------- ------------------------------------------------------------------------
------------------------ ----- -------------------------------------------------
   NUMBER OF SHARES
 BENEFICIALLY OWNED BY    5    SOLE VOTING POWER                355,422
 EACH REPORTING PERSON
         WITH
------------------------ ----- -------------------------------------------------
------------------------ ----- -------------------------------------------------

                          6    SHARED VOTING POWER                    0

------------------------ ----- -------------------------------------------------
------------------------ ----- -------------------------------------------------

                          7    SOLE DISPOSITIVE POWER           355,422

------------------------ ----- -------------------------------------------------
------------------------ ----- -------------------------------------------------

                          8    SHARED DISPOSITIVE POWER               0
------------------------ ----- -------------------------------------------------
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 355,422
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*   |_|
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                 6.5%
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*
                 IN
------- ------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



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CUSIP No.  62474G101                  13G                     Page 3 of 7 Pages






Item 1(a).          Name of Issuer:
                    MTM Technologies, Inc.
                    ------------------------------------------------------------
                    ------------------------------------------------------------



Item 1(b).          Address of Issuer's Principal Executive Offices:
                    614 Corporate Way, Valley Cottage, NY  10989
                    ------------------------------------------------------------
                    ------------------------------------------------------------



Item 2(a).          Name of Person Filing:
                    Norbert Sluzewski
                    ------------------------------------------------------------
                    ------------------------------------------------------------


Item 2(b).          Address of Principal Business Office or, if None, Residence:
                    c/o DataVox Technologies, Inc., 115 Broadway, 17th Floor, New York, NY 10006
                    ------------------------------------------------------------
                    ------------------------------------------------------------



Item 2(c).          Citizenship:
                    USA
                    ------------------------------------------------------------
                    ------------------------------------------------------------



Item 2(d).          Title of Class of Securities:
                    Common Stock, par value $.001 per share
                    ------------------------------------------------------------
                    ------------------------------------------------------------



Item 2(e).          CUSIP Number:
                    62474G101
                    ------------------------------------------------------------


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CUSIP No.  62474G101                  13G                     Page 4 of 7 Pages


Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

  (a)        |_|  Broker or dealer registered under Section 15 of the Exchange
                  Act.
  (b)        |_|  Bank as defined in Section 3(a)(6) of the Exchange Act.
  (c)        |_|  Insurance company as defined in Section 3(a)(19) of the
                  Exchange Act.
  (d)        |_|  Investment company registered under Section 8 of the
                  Investment Company Act.
  (e)        |_|  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)
                  (E);
  (f)        |_|  An employee benefit plan or endowment fund in accordance with
                  Rule 13d-1(b)(1)(ii)(F);
  (g)        |_|  A parent holding company or control person in accordance with
                  Rule 13d-1(b)(ii)(G);
  (h)        |_|  A savings association as defined in Section 3(b) of Federal
                  Deposit Insurance Act;
  (i)        |_|  A church plan that is excluded from the definition of an
                  investment company under Section
                        3(c)(14) of the Investment Company Act; (j) |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


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CUSIP No.  62474G101                  13G                     Page 5 of 7 Pages


Item 4.           Ownership.

                           Provide the following information regarding the
                  aggregate number and percentage of the class of securities of the issuer identified in Item 1.

        (a)    Amount beneficially owned as July 2, 2004:
                 355,422      shares of common stock*
               ----------------------------------------------------------------
               ----------------------------------------------------------------

        (b)    Percent of class: 6.5%
               ----------------------------------------------------------------
               ----------------------------------------------------------------

        (c)    Number of shares as to which such person has as of July 2, 2004:
         (i)   Sole power to vote or to direct the vote 355,422 shares,
         (ii)  Shared power to vote or to direct the vote 0 shares,
         (iii) Sole power to dispose or to direct the disposition of 355,422 shares,
         (iv)  Shared power to dispose or to direct the disposition of 0 shares,


*Pursuant to an Asset Purchase Agreement dated July 2, 2004, Norbert Sluzewski was entitled to receive 376,506 shares of Issuer common stock as partial consideration for the sale of certain assets. Concurrenty therewith, Mr. Sluzewski instructed the Issuer to deliver a stock certificate for 21,084 shares to Amtech Associates on behalf of Mr. Sluzewski as partial consideration for broker services provided by Amtech.

CUSIP No.  62474G101                  13G                     Page 6 of 7 Pages

Item 5.           Ownership of Five Percent or Less of a Class.

                        If this statement is being filed to report the fact
                  that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.           Ownership of More Than Five Percent on Behalf of Another
                  Person.

                  N/A



Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                  N/A



Item 8.           Identification and Classification of Members of the Group.

                  N/A



Item 9.           Notice of Dissolution of Group.

                  N/A



Item 10.          Certification.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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CUSIP No.  62474G101                  13G                     Page 7 of 7 Pages

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                   July 30, 2004
                              -------------------------------------------------
                              -------------------------------------------------
                                     (Date)
                                   /s/ Norbert Sluzewski
                              -------------------------------------------------
                              -------------------------------------------------
                                   (Signature)
                                Norbert Sluzewski
                              -------------------------------------------------
                              -------------------------------------------------
                                  (Name/Title)